Exhibit 99.1

Passage Bio Announces Positive Interim Safety and Biomarker Data and Advances Phase 1/2 Trial of PBGM01 in GM1 Gangliosidosis

– Independent Data Monitoring Committee recommends proceeding with two additional planned patient cohorts, which are now being recruited in parallel

– Positive safety profile, including no serious adverse events, no complications related to intra-cisterna magna injection and no evidence of dorsal root ganglion toxicity

– Intra-cisterna magna delivery resulted in substantial increases in beta-galactosidase enzyme activity observed in both cerebrospinal fluid and serum

– Additional data to be shared in late-breaker presentation at the 18th Annual WORLDSymposium, February 11, 2022

– Management to host a conference call and webcast today at 8 a.m. ET

PHILADELPHIA, December 17, 2021 — Passage Bio, Inc. (Nasdaq: PASG), a clinical-stage genetic medicines company focused on developing transformative therapies for central nervous system (CNS) disorders, today announced that the Independent Data Monitoring Committee (IDMC) recommended proceeding to additional planned cohorts in the Imagine-1 clinical study. Imagine-1 is a Phase 1/2, global, open-label, dose-escalation study of the AAVhu68 gene therapy PBGM01 delivered by intra-cisterna magna (ICM) injection in four cohorts of pediatric subjects with early and late infantile GM1 Gangliosidosis (GM1). GM1 is a rare, fatal lysosomal storage disease in which mutations in the GLB1 gene result in very low activity of the enzyme beta-galactosidase. The primary goal of the study is to first assess safety and tolerability and then efficacy of PBGM01.

The IDMC recommendation followed positive interim safety and biomarker data from Cohort 1 (n=2) patients with late infantile GM1 who received a low dose of PBGM01. Based on the IDMC recommendation, Passage Bio has initiated recruitment in parallel for both a high-dose cohort (Cohort 2) of patients with late infantile GM1 and a low-dose cohort (Cohort 3) of patients with early infantile GM1.

Passage Bio was also able to compare the Cohort 1 interim results with initial data from an ongoing natural history study being run in collaboration with the Orphan Disease Center at the University of Pennsylvania. This study measured both cerebrospinal fluid (CSF) and serum levels of beta-galactosidase in patients with juvenile and early infantile GM1. The natural history study data showed mean values of enzyme activity in CSF and serum comparable to the baseline levels observed in both patients in Cohort 1 in the Imagine-1 trial.

Topline interim results from the Imagine-1 Cohort 1 (patient 1 data through eight months and patient 2 data through two months):

●	Safety
o	No serious adverse events (AEs)
o	Reported AEs were all mild to moderate; all moderate AEs resolved without intervention and were deemed not treatment related
o	No complications related to ICM injection were observed
o	No evidence of dorsal root ganglion (DRG) toxicity in nerve conduction studies

●	Beta-galactosidase enzyme activity levels
o	Following PBGM01 administration, beta-galactosidase activity in CSF and serum increased in both patients.
◾	CSF
●	For patient 1, enzyme activity at 30 days was 1.5-fold over baseline and the increase was maintained at six months
●	For patient 2, enzyme activity at 30 days was 4.8-fold over baseline
◾	Serum
●	For patient 1, enzyme activity was slightly above baseline at 30 days, 1.7-fold over baseline at three months and the increase was maintained at six months
●	For patient 2, enzyme activity at 30 days was 1.2-fold over baseline
●	GM1 gangliosides in CSF
o	Large differences were observed at baseline, with patient 2 showing baseline values four times higher than patient 1
o	For patient 1, levels increased approximately 85 percent at 30 days and remained stable at that level at six months.
o	For patient 2, levels decreased approximately 46 percent at 30 days consistent with high increases in CSF enzyme activity

“We are extremely encouraged by the interim data in this first low dose cohort of patients with late infantile GM1. The favorable safety profile of PBGM01 as well as the increase in beta-galactosidase activity in both CSF and serum with the lowest dose at this early timepoint supports moving forward in two additional cohorts.” said Bruce Goldsmith, Ph.D., president and chief executive officer, Passage Bio. “We are most grateful to the children with GM1, their families and caregivers, as well as the clinical trial investigators who have chosen to participate in Imagine-1. We also could not have progressed to this point without our strong collaboration with University of Pennsylvania’s Gene Therapy Program, whose experience in developing optimal AAV technologies is unmatched. The results from the first cohort reinforce our confidence in our selected AAV technology as well as the ICM route of administration for our GM1 program and our additional clinical programs.”

Roberto Giugliani, M.D., Ph.D., Department of Genetics UFRGS and Medical Genetics Service HCPA, Porto Alegre, Brazil, who is an expert in lysosomal storage diseases and a principal investigator in the Imagine-1 study, said: “Children with infantile GM1 experience a rapid decline in neurologic function and unfortunately there are no disease-modifying treatments available to them. The disease is devastating to patients and their families, so I am encouraged by the early data with PBGM01 – that it was not only well-tolerated but also showed an increase in activity of the beta-galactosidase enzyme in both serum and CSF. I look forward to the continued clinical advancement of PBGM01 and learning its potential for GM1 patients.”

Eliseo Salinas, M.D., MSc., chief research and development officer, Passage Bio, commented: “With PBGM01 we believe we have selected an optimal AAV capsid, expression cassette and delivery method, and we look forward to longer-term follow up. With ICM delivery we are also seeing preliminary evidence that we may be able to target central and peripheral disease while minimizing viral dose and the use of immunosuppression. We thank the IDMC for their thorough review of this interim data and plan to share detailed findings, including additional clinical data, at the 18th Annual WORLDSymposium in February.”

Conference Call Details

Passage Bio will host a conference call and webcast today at 8 a.m. ET. To access the live conference call, please dial 833-528-0605 (domestic) or 830-221-9711 (international) and reference conference ID number 6048996. A live audio webcast of the event will be available on the Investors & News section of Passage Bio’s website at investors.passagebio.com. The archived webcast will be available on Passage Bio's website approximately two hours after the completion of the event and for 30 days following the call.

About Imagine-1

Imagine-1 is a Phase 1/2, global, open-label, dose-escalation study of PBGM01 administered by a single injection into the cisterna magna in pediatric subjects with early and late infantile GM1. The clinical program will enroll a total of four cohorts of two patients each, with separate dose-escalation cohorts for late infantile GM1 and early infantile GM1. Initial dosing in the first cohort included late infantile patients older than one year of age to establish safety before beginning dose escalation or moving into younger patients. With the IDMC recommendation, Passage Bio has initiated recruitment for Cohorts 2 and 3.

The primary goal of the study is to first assess safety and tolerability and then efficacy of PBGM01 in patients. The U.S. Food and Drug Administration (FDA) has granted PBGM01 Fast Track, Orphan Drug, and Rare Pediatric Disease designations. PBGM01 has also received an Orphan designation from the European Commission.

To learn more about the clinical trial program, please visit ClinicalTrials.gov: NCT04713475.

About PBGM01

PBGM01 is an AAV-delivery gene therapy currently being developed for the treatment of infantile GM1, in which patients have mutations in the GLB1 gene causing little or no residual beta-galactosidase enzyme activity and subsequent neurodegeneration. PBGM01 utilizes a next-generation AAVhu68 capsid administered through the cisterna magna to deliver a functional GLB1 gene encoding beta-galactosidase to the brain and peripheral tissues. By increasing beta-galactosidase activity, PBGM01 has the potential to reduce accumulation of toxic GM1 gangliosides and reverse neuronal toxicity, thereby restoring developmental potential. In preclinical models, PBGM01 has demonstrated broad brain distribution and high levels of expression of the beta-galactosidase enzyme in both the CNS and critical peripheral organs, suggesting potential treatment for both the CNS and peripheral manifestations of GM1.

About GM1

GM1, a rare monogenic lysosomal storage disease, is caused by mutations in the GLB1 gene, which encodes the lysosomal enzyme beta-galactosidase (β-gal). Reduced β-gal activity results in the accumulation of toxic levels of GM1 gangliosides in neurons throughout the brain, causing rapidly progressive neurodegeneration. GM1 accumulation also results in progressive damage to other tissues including the heart, liver, and bones and manifests with hypotonia (reduced muscle tone), progressive CNS dysfunction, seizures, and rapid developmental regression. Life expectancy for infants with GM1 ranges from 2-10 years, and infantile GM1 represents approximately 60 percent of the global GM1 incidence of 0.5 to 1 in 100,000 live births.

About Passage Bio

At Passage Bio (Nasdaq: PASG), we are on a mission to provide life-transforming genetic medicines for patients with CNS diseases that replace their suffering with boundless possibility, all while building lasting relationships with the communities we serve. Based in Philadelphia, PA, our company has established a strategic collaboration and licensing agreement with the renowned University of Pennsylvania’s Gene Therapy Program to conduct our discovery and IND-enabling preclinical work. This provides our team with enhanced access to a broad portfolio of gene therapy candidates and future gene therapy innovations that we then pair with our deep clinical, regulatory, manufacturing and commercial expertise to rapidly advance our robust pipeline of optimized gene therapies into clinical testing. As we work with speed and tenacity, we are always mindful of patients who may be able to benefit from our therapies. More information is available at www.passagebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including the timing of subsequent results from our Imagine-1 trial; initiation of clinical trials and the availability of clinical data from such trials; our expectations about our collaborators’ and partners’ ability to execute key initiatives; and the ability of our lead product candidates to treat their respective target CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions caused by the coronavirus pandemic; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Investors:

Stuart Henderson

Passage Bio

267.866.0114

shenderson@passagebio.com

Media:

Gwen Fisher

Passage Bio

215.407.1548

gfisher@passagebio.com